EXHIBIT 99.1

PRESS RELEASE

ESCALADE ANNOUNCES FOURTH QUARTER RESULTS OF $0.20 PER SHARE

Evansville, IN (February 26, 2007) Escalade, Incorporated (NASDAQ: ESCA) announced today that revenues for the fourth quarter and year ended December 30, 2006 were up 4% over the same periods last year. However, lower gross margins and higher selling, general and administrative costs resulted in a decline in profitability. Net income for the fourth quarter was $2.6 million or $0.20 per share compared to restated net income of $3.4 million or $0.26 per share for the same period last year. Net income for the year ended December 30, 2006 was $8.5 million or $0.65 per share compared to restated net income of $12.9 million or $0.99 per share for last year.

Revenues in the sporting goods segment were up 11% and 13% for the fourth quarter and year ended December 30, 2006, respectively, compared to the same periods last year. Acquisitions completed in the first half of fiscal 2006 comprise a substantial part of the increase in revenues and are a key element in the Company's goal of expanding distribution into the specialty retail and dealer marketplace. Sales into the mass retail market were relatively unchanged from the prior year and the Company continues to enjoy strong relationships with these customers. Gross margins declined slightly in fiscal 2006 due to pricing pressures in the mass retail marketplace and unfavorable production variances in the new manufacturing plant in Reynosa, Mexico. Expanding specialty retail and dealer sales are expected to yield higher gross margins and offset pricing pressures in the mass retail marketplace. Selling, general and administrative costs increased 22% in fiscal 2006 compared to fiscal 2005; due to relocation costs associated with the new plant in Mexico and higher selling costs associated with the specialty retail and dealer marketplace. Operating income from the sporting goods segment was down 52% and 28% for the fourth quarter and year ended December 30, 2006, respectively, compared to last year. The Company anticipates modest revenue growth in 2007 as recent acquisitions in the archery and residential playground markets enable increased distribution in the specialty retail and dealer marketplace. The higher gross margins associated with this revenue growth are expected to generate improved operating profits in 2007.

Compared to the same periods last year, revenues in the office products segment declined 10% and 12% in the fourth quarter and year ended December 30, 2006, respectively, compared to the same periods last year. Approximately 31% of the year-over-year decline resulted from the completion of a program initiated in 2005 to rationalization low margin products and unprofitable customers. A direct result of this program has been a steady improvement in overall gross margin ratios year-over-year. Roughly 44% of the current year decline is attributed to declining demand for paper shredders in the European and Asian markets. Operating profits in the office products segment declined 40% and 6% in the fourth quarter and year ended December 30, 2006, respectively, compared to last year. Management is optimistic that initiatives begun in 2006 to strengthen selling efforts will increase total sales and improve operating profits for 2007 in comparison to 2006.

Daniel Messmer, President and CEO of Escalade, Inc. stated that "Fiscal 2006 was a very challenging year, but it has not diminished our resolve to increase shareholder value through improved performance. We expect 2007 will also be challenging as we continue expanding the specialty retail and dealer markets in the sporting goods business and begin to experience revenue growth in the office product business."

On February 21, 2007, Escalade announced a $0.22 per share dividend representing a 10% increase over the $0.20 dividend declared last year and reflecting the continued strong cash flow of the business. Management believes that 2007 profits will continue to generate sufficient cash flows to pay dividends and meet operating capital requirements.

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen Vice President and CFO at 812/467-1334 or Dan Messmer, President and Chief Executive Officer at 812/467-4449.

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

                     ESCALADE, INCORPORATED AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME

               (Unaudited, In Thousands Except Per Share Amounts)

                                                             3 Months Ended               12 Months Ended
                                                      ---------------------------   ---------------------------
                                                       30 Dec 2006    31 Dec 2005    30 Dec 2006    31 Dec 2005
                                                                      (Restated)                    (Restated)
                                                      ------------   ------------   ------------   ------------
NET SALES ........................................    $     44,133   $     42,425   $    191,465   $    183,315

OPERATING  EXPENSES
      Cost of goods sold .........................          33,138         28,364        137,821        127,719
      Selling and administrative .................           8,484          8,987         39,918         36,401
      Restructuring Costs ........................              --           (631)            --           (631)
                                                      ------------   ------------   ------------   ------------
OPERATING INCOME .................................           2,511          5,705         13,726         19,826

OTHER INCOME (EXPENSE)
      Interest expense ...........................            (711)          (357)        (2,637)        (1,482)
      Other income (expense) .....................             937            283            372            915
                                                      ------------   ------------   ------------   ------------

INCOME BEFORE INCOME TAXES .......................           2,737          5,631         11,461         19,259

PROVISION FOR INCOME TAXES .......................             146          2,248          2,966          6,343
                                                      ------------   ------------   ------------   ------------

NET INCOME .......................................    $      2,591   $      3,383   $      8,495   $     12,916
                                                      ============   ============   ============   ============

PER SHARE DATA
      Basic earnings per share ...................    $       0.20   $       0.26   $       0.65   $       0.99
                                                      ============   ============   ============   ============
      Diluted earnings per share .................    $       0.20   $       0.26   $       0.65   $       0.98
                                                      ============   ============   ============   ============
      Average shares outstanding .................          13,036         12,997         13,012         13,055


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

                      CONSOLIDATED CONDENSED BALANCE SHEET

                            (Unaudited, In Thousands)


                                                      30 December 2006    31 December 2005
                                                      -----------------   -----------------
ASSETS
     Current assets ..............................    $          74,470   $          70,751
     Property, Plant & Equipment - net ...........               20,657              20,307
     Other assets ................................               30,561              16,645
     Goodwill ....................................               25,027              17,157
                                                      -----------------   -----------------
        Total ....................................    $         150,715   $         124,860
                                                      =================   =================

     Current liabilities .........................    $          41,345   $          28,401
     Other liabilities ...........................               23,655              19,836
     Stockholders' equity ........................               85,715              76,623
                                                      -----------------   -----------------
        Total ....................................    $         150,715   $         124,860
                                                      =================   =================


FORWARD LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade's ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this report.

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